Exhibit 99

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Announces First Quarter 2002 Results

Philadelphia, PA, May 1, 2002 — PMA Capital (NASDAQ: PMACA) today announced strong growth and operating income* for PMA Re and The PMA Insurance Group for the first quarter. In addition, the Company announced its decision to withdraw from the excess and surplus (E&S) lines marketplace served by its Caliber One business segment.

Excluding the results of this exited business, our after-tax operating income for the first quarter of 2002 was $9.8 million, or $0.32 per share. This represents a significant increase in operating income from our ongoing businesses, compared to pro forma after-tax operating income of $3.7 million or $0.17 per diluted share for the first quarter of 2001, which exclude losses from Caliber One, a gain on sale of real estate and a tax benefit (all of which are discussed in more detail below). Including the results from Caliber One, we had an after-tax operating loss of $18.2 million, or $0.58 per share, in the first quarter of 2002, reflecting an after-tax operating loss of $28.0 million, or $0.90 per share, for Caliber One due to its higher than expected loss development.

“Operating income, the combined ratio and premium growth at PMA Re and The PMA Insurance Group all improved over the first quarter of 2001,” commented John W. Smithson, PMA Capital’s President and Chief Executive Officer. “Both PMA Re and The PMA Insurance Group performed very well in the quarter and continue to benefit from an improving pricing environment. Gross written premiums for the two businesses increased by 48%, and net written premiums grew by 39%. The combined ratio for PMA Re for the quarter was 101.0%, compared to 108.4% in 2001. The combined ratio at The PMA Insurance Group was 103.5%, compared to 105.7% in 2001.”

“PMA Capital’s reinsurance business and traditional property and casualty business comprise more than 90% of our net premium writings and all of our earnings, and both businesses are strong and meeting their underwriting and operating profit objectives. Despite the currently desirable market conditions in the excess and surplus lines market, we have decided to withdraw from this business to remove the uncertainty associated with Caliber One’s operations from our future operating results. This decision also will enable us to devote all of our financial resources and managerial attention to our most significant and best-performing businesses, PMA Re and The PMA Insurance Group, at a time

*Operating income (loss) excludes net realized investment results and therefore differs from net income (loss) under generally accepted accounting principles.

when market conditions present us with the opportunity to achieve our long-term return on equity goal and other business objectives.”

As a result of our decision to exit the E&S business, we currently expect that, based on our preliminary assessment of the costs to exit this business, our second quarter 2002 results will include an after-tax charge estimated to be in the range of approximately $25 million to $30 million, or approximately $0.80 to $0.95 per share. Components of that charge will include expenses associated with reinsurance costs for the exited business, long-term lease costs and severance. Recently issued accounting rules require that we take this charge in the second quarter of 2002 to coincide with the timing of our decision to exit the business. Vincent T. Donnelly, President and Chief Operating Officer of The PMA Insurance Group, has assumed responsibility for managing Caliber One’s operations in addition to continuing to manage The PMA Insurance Group business. All of Caliber One’s officers and employees will report to Mr. Donnelly.

“For full year 2002, our outlook for PMA Re and The PMA Insurance Group is unchanged. We currently expect to benefit from higher rates and improving margins in our long-standing and well-established reinsurance and workers’ compensation businesses. These franchises are currently enjoying excellent opportunities to serve the needs of their clients in an improving property and casualty insurance market, ” Smithson stated.

For the first quarter of 2001, after-tax operating income was $5.7 million, or $0.26 per diluted share. First quarter 2001 results include an after-tax gain of $6.3 million, or $0.29 per diluted share, from the sale of real estate, as well as a tax benefit of $10.1 million, or $0.46 per diluted share, resulting from the completion of an IRS examination. Partially offsetting the favorable impact on earnings from these events were after-tax operating losses of $14.4 million, or $0.66 per diluted share, at Caliber One. Excluding these items, operating income for the first quarter of 2001 would have been $3.7 million, or $0.17 per diluted share.

Net Income (Loss)
PMA Capital recorded a net loss of $17.2 million, or $0.55 per share, for the first quarter of 2002, compared with net income of $8.1 million, or $0.37 per diluted share, for the same period last year. Included in net loss for the first quarter of 2002 were after-tax net realized investment gains of $905,000, compared with after-tax net realized investment gains of $2.4 million for the comparable period last year.

Operating Revenues
Operating revenues include net premiums earned, net investment income and other service revenues. For the first quarter of 2002, operating revenues were $226.0 million, up 19% from the same period last year. The increase in operating revenues in 2002, compared to 2001, reflects higher net premiums earned primarily due to price increases and new business. Included in operating revenues for the first quarter of 2001 was a $9.8 million gain on the sale of real estate.

Financial Condition
Total assets were $4.1 billion as of March 31, 2002 compared to $3.8 billion at December 31, 2001. Shareholders’ equity was $575.5 million as of March 31, 2002, compared with $612.0 million as of December 31, 2001. The decrease in shareholders’ equity primarily reflects the net loss in the quarter as well as a $16.7 million decline in the after-tax market value of invested assets due to changes in interest rates.

Book value per share, excluding unrealized gains and losses on fixed maturities, was $18.78 as of March 31, 2002, compared with $19.46 as of December 31, 2001.

PMA Re
PMA Re reported pre-tax operating income of $12.9 million for the first quarter of 2002, compared with $5.9 million for the same period last year. The increase in pre-tax operating income reflects improved underwriting results and, to a lesser extent, higher net investment income.

Net premiums written were $90.3 million in the first quarter of 2002, compared with $63.9 million for the same period last year. The 41% improvement in net premiums written in the first quarter of 2002 reflects higher premium volume across all of PMA Re’s underwriting units — Finite Risk & Financial Products, Traditional and Specialty treaty, and Facultative reinsurance. So far in 2002, rate increases, as measured by the level of premium increase on renewed in-force business, averaged 20% on all of PMA Re’s business, with our Traditional and Specialty treaty renewal business generating approximately 30% higher premiums on their renewed in-force business.

The combined ratio, as computed using generally accepted accounting principles (GAAP), was 101.0% for the first quarter of 2002, compared with 108.4% for the same period last year.

Net investment income was $13.8 million for the first quarter of 2002, compared with $12.2 million for the same period last year. The $1.6 million improvement for the quarter primarily reflects higher interest earned on invested assets and funds held assets, partially offset by lower yields on the portfolio.

The PMA Insurance Group
The PMA Insurance Group reported pre-tax operating income of $6.4 million for the first quarter of 2002, compared with $5.7 million for the same period last year. The increase in operating income primarily reflects improved underwriting results, partially offset by modestly lower net investment income.

Net premiums written increased 38% to $176.5 million for the first quarter of 2002, compared with $127.9 million for the first quarter of 2001. The significant growth in premiums for the quarter primarily reflects improved pricing in all lines of insurance business underwritten by The PMA Insurance Group. In addition, premium growth was aided by an increase in the number of accounts written in response to The PMA Insurance Group’s focused marketing efforts in selected territories.

The GAAP combined ratio was 103.5% for the first quarter of 2002, compared with 105.7% for the comparable period last year.

Net investment income was $8.8 million for the first quarter of 2002, down from $9.6 million for the same period last year. The decline reflects a lower invested asset base resulting from the paydown of prior years’ losses and, to a lesser extent, lower invested asset yields.

Caliber One
In the first quarter of 2002, Caliber One re-evaluated its estimate of the ultimate amount necessary to satisfy all claims that it has determined will be reported under policies written by Caliber One prior to this year. As a result of this review, Caliber One recognized the emergence during the first quarter of 2002 of higher than expected reported loss and paid loss trends in certain casualty and, to a lesser extent, property lines of business. Accordingly, in the first quarter of 2002, Caliber One increased its estimated loss and loss adjustment expense reserves by approximately $40 million pre-tax, which contributed significantly to its pre-tax operating loss of $43.1 million in the quarter.

For the first quarter of 2001, Caliber One had an operating loss of $22.3 million. These losses included prior year loss development of $13.5 million on certain casualty lines of business, primarily professional liability policies for the nursing home class of business and, to a lesser extent, property lines of business.

As a result of the Company’s second quarter decision to exit the excess and surplus lines business, the results of this segment will be reported as Run-off operations commencing with the second quarter of 2002.

Corporate and Other
The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company’s real estate properties. For the first quarter of 2002, Corporate and Other recorded a pre-tax operating loss of $4.2 million, compared with pre-tax operating income of $4.4 million for the same period last year. Results for the first quarter of 2001 include a pre-tax gain of $9.8 million from the sale of certain real estate properties, which netted PMA Capital $14.4 million of cash proceeds in the first quarter. Absent the gain on sale of real estate in 2001, operating losses for Corporate and Other improved in 2002 due to lower interest expense, which was $527,000 for the first quarter of 2002, compared to $2.2 million for the same period last year. The decline in interest expense reflects a lower amount of debt outstanding and lower interest rates.

Share Repurchase Plan
PMA Capital did not repurchase any shares of its Class A Common stock during the first quarter of 2002. Since the inception of its share repurchase program in February 1998, PMA Capital has repurchased a total of 3.8 million shares at a total cost of $72.8 million (average per share price was $19.11). As of May 1, 2002, the remaining share repurchase authorization was $17.2 million.

Quarterly Dividends
On May 1, 2002, PMA Capital’s Board of Directors declared regular quarterly dividends on its Class A Common stock of $0.105 per share to shareholders of record on June 10, 2002. The dividends will be paid on July 1, 2002. PMA Capital has paid consecutive quarterly dividends to its shareholders for the past 85 years.

Business Outlook
Based on management’s current expectations, the estimated range of consolidated 2002 after-tax operating income from continuing operations is between $1.35 and $1.45 per share, excluding losses from the excess and surplus lines business we are exiting, as well as the costs to exit this business. This statement is forward-looking, and actual results may differ materially. Please see the Cautionary Statements that follow for the factors that may cause actual results to differ materially from our current expectations.

Status of Business Outlook
PMA Capital’s corporate representatives authorized to speak on behalf of the Company may meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, PMA Capital’s spokespersons may reiterate the Business Outlook published in this press release. At the same time, PMA Capital will keep this press release, including this Business Outlook publicly available on its website at http://www.pmacapital.com. Prior to the start of the Quiet Period (described below), the public can continue to rely on this Business Outlook as still being PMA Capital’s current expectations on matters covered, unless PMA Capital publishes a press release stating otherwise.

Beginning July 24, 2002, PMA Capital will observe a “Quiet Period” during which the Business Outlook as provided in this press release and the Company’s periodic filing on Form 10-Q no longer constitute the Company’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered to be historical, speaking as of prior to the beginning of the Quiet Period only and not subject to update by the Company. During the Quiet Period, PMA Capital spokespersons will not comment concerning the Business Outlook or PMA Capital’s financial results or expectations. The Quiet Period will extend until the day when PMA Capital’s next quarterly Earnings Release is published, currently scheduled for August 7, 2002.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including in the Business Outlook section and made by John W. Smithson, and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•

regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, the Company’s products or otherwise affect the ability of the Company to conduct its business;

•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the lowering or loss of one or more of the financial strength or claims paying ratings of the Company's insurance subsidiaries;
•	adequacy of reserves for claim liabilities;
•	adverse property and casualty loss development for events the Company insured in prior years;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	adequacy and collectibility of reinsurance purchased by the Company;
•	severity of natural disasters and other catastrophes;
•	reliance on key management; and
•	other factors disclosed from time to time in the Company’s most recent Forms 10-K, 10-Q and 8-K filed by the Company with the Securities and Exchange Commission.

Investors should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital’s First Quarter Statistical Supplement, which provides more detailed historical information about PMA Capital and its insurance businesses, is available on our website. Please see the Investor Information section of our website at http://www.pmacapital.com. You can also obtain a copy of this report from the Company by sending your request to:

          Albert Ciavardelli
          Vice President – Finance
          PMA Capital Corporation
          1735 Market Street
          Philadelphia, PA 19103

Alternatively, you may send in your request by telephone (215.665.5046) or by e-mail to aciavardelli@pmare.com.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re and 2) workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern region of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

PMA Capital Corporation
GAAP Financial Highlights
(Dollars in thousands, except per share amounts)

	Three months ended March 31,
Income Statement Data:	2002	2001

Net premiums written:
PMA Re	$90,325	$63,927
The PMA Insurance Group	176,453	127,865
Caliber One	22,081	3,431
Corporate and Other	(218)	(202)

Consolidated	$288,641	$195,021

Revenues:
Net premiums earned:
PMA Re	$82,041	$73,894
The PMA Insurance Group	105,651	80,118
Caliber One	12,200	402
Corporate and Other	(218)	(202)

Consolidated net premiums earned	199,674	154,212
Net investment income	22,586	22,333
Realized gains	1,392	3,751
Other revenues	3,723	13,303

Consolidated revenues	$227,375	$193,599

Components of operating loss (1):
PMA Re	$12,937	$5,922
The PMA Insurance Group	6,407	5,717
Caliber One	(43,088)	(22,313)
Corporate and Other	(4,233)	4,374

Pre-tax operating loss	$(27,977)	$(6,300)

After-tax operating income (loss)	$(18,152)	$5,653

Net income (loss)	$(17,247)	$8,091

Weighted average common shares outstanding:
Basic	31,200,340	21,503,327
Diluted	31,200,340	21,907,964

After-tax operating income (loss) per share:
Basic	$(0.58)	$0.26

Diluted	$(0.58)	$0.26

Net income (loss) per share:
Basic	$(0.55)	$0.38

Diluted	$(0.55)	$0.37

Balance Sheet Data:	March 31, 2002	December 31, 2001

Total assets	$4,139,244	$3,802,979
Shareholders' equity	$575,487	$612,006
Shareholders' equity per share (including FAS 115)	$18.42	$19.64
Shareholders' equity per share (excluding FAS 115)	$18.78	$19.46

(1)

Operating income (loss) differs from net income under generally accepted accounting principles (“GAAP”) because operating income excludes net realized investment gains and losses. Pre-tax operating income (loss) is defined as income (loss) from continuing operations before income taxes, excluding net realized investment gains and losses. The Company excludes net realized investment gains (losses) from the profit and loss measure it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

PMA Capital Corporation
Pro Forma Financial Highlights(1)
(Dollars in thousands, except per share amounts)

	Three months ended March 31,
Income Statement Data:	2002	2001

Net premiums written:
PMA Re	$90,325	$63,927
The PMA Insurance Group	176,453	127,865
Corporate and Other	(218)	(202)

Net premiums written - continuing operations	$266,560	$191,590

Revenues:
Net premiums earned:
PMA Re	$82,041	$73,894
The PMA Insurance Group	105,651	80,118
Corporate and Other	(218)	(202)

Net premiums earned - continuing operations	187,474	153,810
Net investment income	22,363	21,646
Realized gains	1,276	2,407
Other revenues	3,723	3,540

Revenues - Continuing operations	214,836	181,403
Revenues - Run-off operations	12,539	2,433
Gain on sale of real estate	-	9,763

Consolidated revenues - total	$227,375	$193,599

Components of operating income (2):
Pre-tax operating income from continuing operations:
PMA Re	$12,937	$5,922
The PMA Insurance Group	6,407	5,717
Corporate and Other	(4,233)	(5,389)

Pre-tax operating income - Continuing operations	$15,111	$6,250

After-tax operating income - Continuing operations	$9,843	$3,699
Realized gains - Continuing operations	829	1,565
Loss from Run-off operations, net of tax	(27,919)	(13,619)
Gain on sale of real estate, net of tax	-	6,346
Tax benefit - IRS examination	-	10,100

Net income (loss)	$(17,247)	$8,091

Weighted average common shares outstanding:
Basic	31,200,340	21,503,327
Diluted	31,200,340	21,907,964

After-tax operating income per share - Continuing operations:
Basic	$0.32	$0.17

Diluted	$0.32	$0.17

Income per share - Continuing operations:
Basic	$0.34	$0.24

Diluted	$0.34	$0.24

(1)

Pro forma financial highlights represent our reported GAAP results adjusted to report the results of Caliber One as Run-off operations and to separately report the effect on first quarter 2001 results of a gain on sale of real estate and a tax benefit recognized upon the completion of an IRS examination. This presentation is provided for informational purposes only and is not in conformity with GAAP.

(2)

Operating income (loss) differs from net income under generally accepted accounting principles (“GAAP”) because operating income excludes net realized investment gains and losses. Pre-tax operating income (loss) is defined as income (loss) from continuing operations before income taxes, excluding net realized investment gains and losses. The Company excludes net realized investment gains (losses) from the profit and loss measure it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Dollars in thousands)

	March 31, 2002	December 31, 2001

Assets:
Investments and cash:
Fixed maturities available for sale	$1,415,440	$1,425,281
Short-term investments	475,444	350,054
Cash	8,414	20,656

Total investments and cash	1,899,298	1,795,991

Accrued investment income	23,362	19,121
Premiums receivable	379,878	301,104
Reinsurance receivable	1,278,152	1,210,764
Deferred income taxes	100,575	82,120
Deferred acquisition costs	78,677	64,350
Funds held by reinsureds	172,986	145,239
Other assets	206,316	184,290

Total assets	$4,139,244	$3,802,979

Liabilities:
Unpaid losses and loss adjustment expenses	$2,346,938	$2,324,439
Unearned premiums	411,987	308,292
Short-term debt	62,500	62,500
Accounts payable, accrued expenses
and other liabilities	295,412	217,490
Funds held under reinsurance treaties	248,052	227,892
Dividends to policyholders	17,301	17,132
Payable under securities loan agreements	181,567	33,228

Total liabilities	3,563,757	3,190,973

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	360,906	382,165
Accumulated other comprehensive income (loss)	(11,561)	5,375
Notes receivable from officers	(60)	(158)
Treasury stock, at cost	(54,219)	(55,797)

Total shareholders' equity	575,487	612,006

Total liabilities and shareholders' equit	$4,139,244	$3,802,979

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Dollars in thousands)

	Three months ended March 31,
	2002	2001

Gross premiums written	$387,808	$256,013

Net premiums written	$288,641	$195,021

Revenues:
Net premiums earned	$199,674	$154,212
Net investment income	22,586	22,333
Net realized investment gains	1,392	3,751
Other revenues	3,723	13,303

Total revenues	227,375	193,599

Expenses:
Losses and loss adjustment expense	186,218	145,679
Acquisition expenses	41,494	24,986
Operating expenses	22,117	19,177
Dividends to policyholders	3,604	4,111
Interest expense	527	2,195

Total losses and expenses	253,960	196,148

Pre-tax loss	(26,585)	(2,549)

Income tax benefit:
Current	-	(2,641)
Deferred	(9,338)	(7,999)

Total income tax benefit	(9,338)	(10,640)

Net income (loss)	$(17,247)	$8,091

Pre-tax operating loss	$(27,977)	$(6,300)

After-tax operating income (loss)	$(18,152)	$5,653

PMA Capital Corporation
Pro Forma Consolidated Statements of Operations(1)
(Dollars in thousands)

	Three months ended March 31,
	2002	2001

Gross premiums written	$330,960	$223,287

Net premiums written	$266,560	$191,590

Revenues:
Net premiums earned	$187,474	$153,810
Net investment income	22,363	21,646
Net realized investment gains	1,276	2,407
Other revenues	3,723	3,540

Total revenues	214,836	181,403

Expenses:
Losses and loss adjustment expenses	135,405	123,817
Acquisition expenses	39,416	25,453
Operating expenses	19,497	17,170
Dividends to policyholders	3,604	4,111
Interest expense	527	2,195

Total losses and expenses	198,449	172,746

Pre-tax income - Continuing operations	16,387	8,657

Income tax expense (benefit):
Current	-	(6,805)
Deferred	5,715	10,198

Total income tax expense	5,715	3,393

Income from Continuing operations	10,672	5,264

Loss from Run-off operations, net of tax	(27,919)	(13,619)

Gain on sale of real estate, net of tax	-	6,346

Tax benefit - IRS examination	-	10,100

Net income (loss)	$(17,247)	$8,091

Pre-tax operating income - Continuing operations	$15,111	$6,250

After-tax operating income - Continuing operations	$9,843	$3,699

(1)

Pro forma statements of operations represent our reported GAAP results adjusted to report the results of Caliber One as Run-off operations and to separately report the effect on first quarter 2001 results of a gain on sale of real estate and a tax benefit recognized upon the completion of an IRS examination. This presentation is provided for informational purposes only and is not in conformity with GAAP.

PMA Capital Corporation
Consolidating Statement of Operations
For the Three Months Ended March 31, 2002
(Dollars in thousands)

	PMA Re	PMA Insurance Group	Ongoing Insurance Operations	Corp & Other	Total Ongoing Operations	Caliber One	Consolidated

Gross premiums written	$135,693	$195,485	$331,178	$(218)	$330,960	$56,848	$387,808

Net premiums written	$90,325	$176,453	$266,778	$(218)	$266,560	$22,081	$288,641

Revenues:
Net premiums earned	$82,041	$105,651	$187,692	$(218)	$187,474	$12,200	$199,674
Net investment income	13,767	8,838	22,605	(242)	22,363	223	22,586
Other revenues	-	3,589	3,589	134	3,723	-	3,723

Total operating revenues	95,808	118,078	213,886	(326)	213,560	12,423	225,983

Expenses:
Losses and LAE	57,424	77,981	135,405	-	135,405	50,813	186,218
Acquisition expenses	20,901	18,515	39,416	-	39,416	2,078	41,494
Operating expenses	4,546	11,571	16,117	3,380	19,497	2,620	22,117
Dividends to policyholders	-	3,604	3,604	-	3,604	-	3,604
Interest expense	-	-	-	527	527	-	527

Total losses and expenses	82,871	111,671	194,542	3,907	198,449	55,511	253,960

Pre-tax operating income (loss)	12,937	6,407	19,344	(4,233)	15,111	(43,088)	(27,977)
Net realized investment gains	752	524	1,276	-	1,276	116	1,392

Pre-tax income (loss)	$13,689	$6,931	$20,620	$(4,233)	$16,387	$(42,972)	$(26,585)

Ratios - GAAP basis:
Loss and LAE ratio	70.0%	73.8%	72.1%

Expense ratio:
Acquisition expenses	25.5%	17.5%	21.0%
Operating expenses	5.5%	8.8%	7.4%

Total expense ratio	31.0%	26.3%	28.4%

Policyholders' dividend ratio	NA	3.4%	1.9%

Combined ratio	101.0%	103.5%	102.4%

Net investment income ratio	-16.8%	-8.4%	-12.0%

Operating ratio	84.2%	95.1%	90.4%

PMA Capital Corporation
Pro Forma Consolidating Statement of Operations(1)
For the Three Months Ended March 31, 2001
(Dollars in thousands)

	PMA Re	PMA Insurance Group	Ongoing Insurance Operations	Corp & Other	Total Ongoing Operations	Caliber One	Consolidated

Gross premiums written	$80,911	$142,578	$223,489	$(202)	$223,287	$32,726	$256,013

Net premiums written	$63,927	$127,865	$191,792	$(202)	$191,590	$3,431	$195,021

Revenues:
Net premiums earned	$73,894	$80,118	$154,012	$(202)	$153,810	$402	$154,212
Net investment income	12,173	9,648	21,821	(175)	21,646	687	22,333
Other revenues	-	2,728	2,728	812	3,540	-	3,540

Total operating revenues	86,067	92,494	178,561	435	178,996	1,089	180,085

Expenses:
Losses and LAE	64,883	58,934	123,817	-	123,817	21,862	145,679
Acquisition expenses	11,395	14,058	25,453	-	25,453	(467)	24,986
Operating expenses	3,867	9,674	13,541	3,629	17,170	2,007	19,177
Dividends to policyholders	-	4,111	4,111	-	4,111	-	4,111
Interest expense	-	-	-	2,195	2,195	-	2,195

Total losses and expenses	80,145	86,777	166,922	5,824	172,746	23,402	196,148

Pre-tax operating income (loss)	5,922	5,717	11,639	(5,389)	6,250	(22,313)	(16,063)
Net realized investment gains (losses)	3,769	(1,362)	2,407	-	2,407	1,344	3,751

Pre-tax income (loss)	$9,691	$4,355	$14,046	$(5,389)	$8,657	$(20,969)	$(12,312)

Ratios - GAAP basis:
Loss and LAE ratio	87.8%	73.6%	80.4%

Expense ratio:
Acquisition expenses	15.4%	17.5%	16.5%
Operating expenses	5.2%	9.5%	7.4%

Total expense ratio	20.6%	27.0%	23.9%

Policyholders' dividend ratio	NA	5.1%	2.7%

Combined ratio	108.4%	105.7%	107.0%

Net investment income ratio	-16.5%	-12.0%	-14.2%

Operating ratio	91.9%	93.7%	92.8%

(1)	Excludes a gain on sale of real estate of $9.8 million from the Corporate and Other segment.